Exhibit 5.3

e-mail:
adfagundo@applebyglobal.com

direct dial:
Tel +441 298 3549
Covidien Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Fax +441 298 3461
client ref:
appleby ref:
ADF/jw/420387.0001

16 May 2013

Dear Sirs

Covidien Ltd. (the “Company”) – Registration Statement on Form S-3 – Exhibit 5

We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you, in connection with (a) the issuance and sale of (i) $750 million aggregate principal amount of 2.950% Senior Notes due 2023 (the “Notes”) by Covidien International Finance S.A., a Luxembourg company (the “Issuer”) and (b) the issuance of guarantees (the “Guarantees”) of the Notes by each of the Company (the “Company Guarantee”) and Covidien public limited company, an Irish public limited company (“Covidien plc” and together with the Company, the “Guarantors”). The Notes and Guarantees are being issued under an Indenture dated as of 22 October 2007 by and among the Issuer, the Company, Covidien plc and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture dated as of 16 May 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Notes and Guarantees were registered pursuant to a filing by the Issuer, the Company and Covidien plc with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus dated 21 June 2010 with respect to the registration of an unlimited amount of unsecured debt securities of the Issuer and guarantees of such debt securities by the Guarantors (the “Prospectus”), as supplemented by the preliminary prospectus supplement and the final prospectus supplement, each dated 13 May 2013 with respect to the offering of the Notes and the Guarantees (the preliminary prospectus supplement, together with the final prospectus supplement, the “Prospectus Supplements”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Covidien Ltd.

16 May 2013

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents examined by us submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents, other than the Company;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(g)	that the records that were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution, delivery or filing of the Registration Statement, the Prospectus or the Prospectus Supplements which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement, the Prospectus or the Prospectus Supplements, is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Registration Statement, the Prospectus and the Prospectus Supplements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(j)	that the Company has entered into its obligations under the Registration Statement, the Prospectus and the Prospectus Supplements, in good faith for the purpose of

Covidien Ltd.

16 May 2013

carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplements, would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and is validly existing and in good standing under the laws of Bermuda.

(2)	All necessary action required to be taken by the Company pursuant to Bermuda law has been taken by or on behalf of the Company for the execution by the Company of the Supplemental Indenture and the issuance by the Company of the Company Guarantee.

(3)	The Supplemental Indenture and the Company Guarantee have been duly executed by the Company.

(4)	No filing with, authorisation, approval, consent, licence, order, registration, qualification or decree of any court or governmental authority or agency in Bermuda is necessary or required to be made or obtained by the Company in connection with the execution by the Company of the Supplemental Indenture or the issuance by Company of the Company Guarantee.

(5)	There are no taxes, duties, or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue by the Company of the Company Guarantee.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or

Covidien Ltd.

16 May 2013

which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(c)	In order to issue these opinions we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(d)	In order to issue these opinions we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(e)	In opinion paragraph (1) above the term “good standing” means that the Company has received a Certificate of Compliance issued by the Registrar of Companies.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Commission under the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Form 8-K to be filed by Covidien plc with the Commission in connection with the issuance of the Notes and the Guarantees. We also consent to the reference to our firm in the Prospectus Supplements under the caption “Validity of Notes”. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act.

Covidien Ltd.

16 May 2013

We hereby consent to the reliance by Gibson, Dunn & Crutcher LLP on this opinion in rendering its “Exhibit 5” opinion in connection with the issuance of the Notes and the Guarantees.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby (Bermuda) Limited

Covidien Ltd.

16 May 2013

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 15 May 2013 at 10:15am (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 15 May 2013 at 8:45am (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation and Memorandum of Association of the Company (collectively referred together with the Bye-Laws of the Company as the “Constitutional Documents”).

4.	A Secretary’s Certificate (the “Certificate”) dated 16 May 2013 and signed by John Kapples, certifying (i) an extract of the resolutions passed by the Board of Directors of the Company on 19 March 2013 (the “Resolutions”); (ii) the Directors and Officers of the Company; (iii) the Bye-Laws of the Company; and (iv) persons authorised to sign on behalf of the Company in respect of matters authorised by the Resolutions.

5.	A certified copy of the “Foreign Exchange Letter”, dated 31 July 2000, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance”, dated 2 January 2013, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance for the Company dated 16 May 2013.

8.	An electronic copy of the Registration Statement excluding the documents incorporated by reference therein.

9.	An electronic copy of the Prospectus.

10.	An electronic copy of the Preliminary Prospectus Supplement

11.	An electronic copy of the Final Prospectus Supplement.

12.	An electronic copy of the executed Indenture.

13.	An electronic copy of the executed Supplemental Indenture.

14.	An executed copy of the Company Guarantee.

15.	An executed copy of the Notes.